Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of June, 2009 (the “Commencement Date”) by and between Carmike Cinemas, Inc. (“Carmike”) and S. David Passman III (“Executive”).

R E C I T A L S

WHEREAS, Carmike desires to employ Executive and to have the benefit of his skills and services, and Executive desires to accept employment with Carmike, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, and the performance of each, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENTS

§ 1. Term

The term of this Agreement shall begin on the Commencement Date and shall end on June 4, 2012 (the “Initial Term”), unless extended or earlier terminated in accordance with the terms of this Agreement (the Initial Term and any extension or earlier termination thereof is referred to as the “Term”). If not earlier terminated, the Term automatically shall be extended for one additional year on the second anniversary of the Commencement Date and for one additional year on each anniversary of the Commencement Date thereafter unless Carmike, at least ninety (90) days before any such anniversary date, gives written notice to Executive that there will be no such extension. Should the Term expire, Executive shall be employed at-will.

§ 2. Position and Duties

Carmike hereby employs Executive as its President and Chief Executive Officer. Executive shall have such responsibilities, duties, and authority as assigned to him from time to time by Carmike’s Board of Directors (the “Board”). Executive shall fulfill his duties and responsibilities in a reasonable and appropriate manner and in compliance with Carmike’s policies and practices and the laws and regulations that apply to Carmike’s operation and administration. During the Term, Executive shall devote his full business time and attention to the business and affairs of Carmike and shall not be engaged in, or employed by or provide services to, any other business enterprise without the written approval of the Board; provided, however, that nothing herein shall be construed as precluding Executive from devoting a reasonable amount of time to civic, charitable, or similar activities, so long as such activities do not interfere with the performance of Executive’s duties hereunder.

§ 3. Compensation

For all services rendered by Executive, Carmike shall compensate Executive as follows:

3.1 Base Salary. As of the Commencement Date, the gross annual salary payable to Executive shall be Six Hundred Thirty Thousand Dollars ($630,000.00) per year payable on a regular basis in accordance with Carmike’s standard payroll policies and procedures (the “Base Salary”). The Base Salary shall be reviewed and subject to adjustment by the Compensation and Nominating Committee of the Board (the “Committee”) on an annual basis.

3.2 Perquisites, Benefits, and Other Compensation. Effective immediately on the Commencement Date, Executive shall be eligible for the same perquisites and benefits as are made available to other senior executive employees of Carmike (including, without limitation, mutually agreed upon club memberships in Columbus, Georgia, and participation in Carmike’s deferred compensation plan), as well as such other perquisites or benefits as may be specified from time to time by the Board or the Committee. Carmike reserves the right at any time and from time to time to change, amend, or terminate any such perquisites and benefits as Carmike in its discretion deems appropriate or necessary under the circumstances.

3.3 Annual Bonus. Executive shall be eligible for an annual bonus each calendar year during the Term, starting with the 2009 calendar year (January 1-December 31, 2009) in an amount equal to 0%-150% of Base Salary, with a target bonus equal to 50% of Base Salary (“Annual Bonus”). The Annual Bonus shall be determined by the Committee based upon Executive’s achievement of performance goals established by the Committee (following consultation with Executive), and shall be at all times subject to the provisions of the Carmike Cinemas, Inc. Annual Executive Bonus Program (as amended from time to time) (“Bonus Program”). For 2009, there shall be no pro-ration of the Annual Bonus based upon Executive’s being employed for only a portion of the calendar year.

3.4 Stock Option Grant. On the Commencement Date, the Committee shall grant Executive options to purchase 200,000 shares of Carmike’s common stock, at a strike price equal to the fair market value of one share of Carmike common stock as of the date of grant, subject to the terms and conditions of the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (as amended and restated effective as of May 22, 2008), and Carmike’s standard Stock Option Agreement. The stock options granted pursuant to this Agreement shall vest as follows: 66,667 options shall vest on the first anniversary of the Commencement Date, 66,667 options shall vest on the second anniversary of the Commencement Date, and 66,666 options shall vest on the third anniversary of the Commencement Date; provided, however, that Executive must have remained continuously employed by Carmike through such dates for the options to vest as described herein.

3.5 Restricted Stock Grant. On the Commencement Date, the Committee shall grant Executive 50,000 shares of restricted common stock, subject to the terms and conditions of the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (as amended and restated effective as of May 22, 2008), and Carmike’s standard Restricted Stock Agreement. The restricted stock granted pursuant to this Agreement shall vest as follows: 16,667 shares shall vest on the first anniversary of the Commencement Date, 16,667 shares shall vest on the second anniversary of the Commencement Date, and 16,666 shares shall vest on the third anniversary of the Commencement Date; provided, however, that Executive must have remained continuously employed by Carmike through such dates for the shares to vest as described herein.

3.6 Vacation. Executive shall be eligible for four (4) weeks of vacation per year, subject to Carmike’s vacation practices and procedures, as amended from time to time, pro-rated for 2009.

3.7 Withholdings. All compensation and benefits payable to Executive pursuant to this Agreement shall be subject to withholdings for taxes and other amounts required by law to be withheld.

§ 4. Expense Reimbursement

4.1 Reimbursement. Carmike shall reimburse Executive for (or, at Carmike’s option, pay) all reasonable and proper business travel and other out-of-pocket expenses incurred by Executive in the performance of his duties and responsibilities to Carmike during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with Carmike’s expense reporting and reimbursement policies. All approved expenses shall be paid within a reasonable time (not later than the last day of the calendar year following the calendar year in which an expense was incurred following the presentation of appropriate invoices to Carmike). Any expenses paid during any calendar year will not affect the expenses paid by Carmike in another calendar year. Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit.

4.2 Automobile Allowance. Executive shall be entitled to reimbursement for automobile expenses, subject to Carmike’s normal automobile allowance policies and procedures for senior executives, as amended from time to time.

4.3 Apartment Allowance. Executive shall be entitled to reimbursement for reasonable expenses incurred to lease an apartment in Columbus, Georgia, up to, but not exceeding $3,500 per calendar month, until Executive permanently relocates his residence to Columbus, Georgia (or its immediate vicinity). If any expense reimbursed pursuant to this section § 4.3 is considered taxable income to Executive, Carmike shall compensate Executive for any income taxes owed by Executive related to such reimbursement, such that after such income taxes have been paid, the apartment expenses are fully reimbursed by Carmike.

§ 5. Place of Performance

Executive shall carry out his duties and responsibilities principally in and from Carmike’s headquarters, which currently is in Columbus, Georgia. Executive acknowledges and agrees his position may involve business travel and/or work from temporary work site locations as necessary and appropriate.

§ 6. Definitions

6.1 Cause. The term “Cause” for purposes of this Agreement:

(a) shall before the beginning or after the end of Executive’s Protection Period mean:

(1) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or Executive otherwise engages in a fraudulent act or course of conduct;

(2) There is any act or omission by Executive involving malfeasance or negligence in the performance of Executive’s duties and responsibilities for Carmike, or the exercise of Executive’s powers as an executive of Carmike, where such act or omission is reasonably likely to materially and adversely affect Carmike’s business;

(3) (A) Executive breaches any of the provisions of § 8 or (B) Executive violates any provision of any code of conduct adopted by Carmike which applies to Executive and any other Carmike employee if the consequence to such violation for any employee subject to such code of conduct ordinarily would be a termination of his or her employment by Carmike; and

(4) any determination that “Cause” exists under this § 6.1(a) shall be made in good faith by the affirmative vote of at least a majority of the members of the Board then in office at a meeting called and held for purposes of making such determination.

(b) shall during Executive’s Protection Period mean:

(1) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or Executive otherwise engages in a fraudulent act or course of conduct which has a material and adverse effect on Carmike;

(2) There is any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties and responsibilities for Carmike, or the exercise of Executive’s powers as an executive of Carmike, where such act or omission actually has a material and adverse effect on Carmike’s business;

(3) (A) Executive breaches any of the provisions of § 8 and such breach has a material and adverse effect on Carmike or (B) Executive violates any provision of any code of conduct adopted by Carmike which applies to Executive and any other Carmike employee if the consequence to such violation for any employee subject to such code of conduct clearly would have been a termination of his or her employment by Carmike; provided, however,

(4) No such act or omission or event shall be treated as “Cause” under this Agreement unless (A) Executive has been provided a detailed, written statement of the basis for Carmike’s belief such act or omission or event constitutes “Cause” and an opportunity to meet with the Board (together with

Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the allegation is under § 6.1(b)(2) or § 6.1(b)(3), has had at least a thirty (30) day period to take corrective action and (B) the Board after such meeting (if Executive meets with the Board) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least two thirds of the members of the Board then in office at a meeting called and held for such purpose that “Cause” does exist under this Agreement.

6.2 Change in Control. The term “Change in Control” for purposes of this Agreement shall mean:

(a) a “change in control” of Carmike of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the Exchange Act as in effect on the date of this Agreement;

(b) a “person” (as that term is used in Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing 45% or more of the combined voting power for election of directors of the then outstanding securities of Carmike;

(c) the individuals who at the beginning of any period of two consecutive years or less (starting on or after the date of this Agreement) constitute Carmike’s Board cease for any reason during such period to constitute at least a majority of Carmike’s Board, unless the election or nomination for election of each new member of the Board was approved in advance by vote of at least two-thirds of the members of such Board then still in office who were members of such Board at the beginning of such period;

(d) the shareholders of Carmike approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of Carmike shall be changed, converted or exchanged into or for securities of another organization or any dissolution or liquidation of Carmike or any sale or the disposition of 50% or more of the assets or business of Carmike; or

(e) the shareholders of Carmike approve any reorganization, merger, consolidation or share exchange with another corporation unless (i) the persons who were the beneficial owners of the outstanding shares of the common stock of Carmike immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (ii) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 6.2(e)(i) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Carmike common stock immediately before the consummation of such transaction, provided (iii) the percentage described in § 6.2(e)(i) of the beneficially owned shares of the successor or survivor corporation and the number described in § 6.2 (e)(ii) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Carmike by the persons described in § 6.2(e)(i) immediately before the consummation of such transaction.

6.3 Code. The term “Code” for purposes of this Agreement shall mean the Internal Revenue Code of 1986, as amended.

6.4 Confidential or Proprietary Information. The term “Confidential or Proprietary Information” for purposes of this Agreement shall mean any secret, confidential, or proprietary information of Carmike that does not constitute a Trade Secret, and which has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of Carmike.

6.5 Disability. The term “Disability” for purposes of this Agreement means that Executive is unable as a result of a mental or physical condition or illness to perform the essential functions of Executive’s job at Carmike even with reasonable accommodation for any consecutive 180-day period, all as reasonably determined by the Board.

6.6 Change Effective Date. The term “Change Effective Date” for purposes of this Agreement shall mean the earlier of (1) the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or (2) the date a Change in Control is first reportable in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

6.7 Exchange Act. The term “Exchange Act” for purposes of this Agreement shall mean the Securities Exchange Act of 1934, as amended.

6.8 Good Reason. The term “Good Reason” for purposes of this Agreement shall mean:

(a) there is a reduction during Executive’s Protection Period in Executive’s base salary from Carmike or there is a reduction during Executive’s Protection Period in Executive’s combined opportunity to receive any incentive compensation and bonuses from Carmike without Executive’s express written consent;

(b) there is a reduction during Executive’s Protection Period in the scope, importance or prestige of Executive’s duties, responsibilities or authority at Carmike (other than as a result of a mere change in Executive’s title if such change in title is consistent with the organizational structure of Carmike following a Change in Control) without Executive’s express written consent;

(c) Carmike at any time during Executive’s Protection Period (without Executive’s express written consent) transfers Executive’s primary work site from Executive’s primary work site at the beginning of his or her Protection Period to a new primary work site which is more than ten (10) miles from Executive’s then current primary work site or, if Executive consents in writing to such a transfer under this Agreement, from the primary work site which was the subject of such consent, to a new primary work site which is more than thirty-five (35) miles from Executive’s then current primary work site unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site; or

(d) Carmike fails (without Executive’s express written consent) during Executive’s Protection Period to continue to provide to Executive health and welfare benefits, deferred compensation benefits, executive perquisites and stock option and restricted stock grants that are in the aggregate comparable in value to those provided to Executive immediately prior to the beginning of his or her Protection Period; where

(e) Any determination required under this § 6.8 shall be made on a reasonable, good faith basis by Executive after giving the Chairman of the Board a reasonable opportunity to address and cure the basis for Executive’s belief that he or she has “Good Reason” under this § 6.8.

(f) Notwithstanding anything contained herein, the non-renewal or expiration of the Term (or Carmike’s providing notice of its intent not to renew) as provided in § 1 shall not constitute Good Reason.

6.9 Protection Period. The term “Protection Period” for purposes of this Agreement shall mean the period which begins on the date there is a Change in Control and ends on the earlier of (a) the second anniversary of the Change Effective Date for such Change in Control or (b) the later of (1) the date Carmike makes a formal, public announcement to Carmike’s shareholders to the effect that the Change in Control will not become effective or (2) the date all action legally required to assure that there would be no Change Effective Date with respect to such Change in Control has been taken.

6.10 Restricted Period. The term “Restricted Period” for purposes of this Agreement shall mean the period which starts on the date Executive’s employment by Carmike terminates under circumstances which create an obligation for Carmike under § 7.1 of this Agreement and which ends (a) on the second anniversary of such termination date or (b) on the first date following such a termination on which Carmike breaches any obligation to Executive under § 7.1 of this Agreement, whichever period is shorter.

6.11 Trade Secret. The term “Trade Secret” for purposes of this Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and

(b) is the subject of reasonable efforts by Carmike to maintain its secrecy.

§ 7. Termination and Severance

7.1 Separation Benefit.

(a) If Carmike at any time terminates Executive’s employment without Cause or if Executive resigns during his Protection Period for Good Reason, then:

(b) Carmike shall pay Executive a total amount equal to (i) 2 times his Base Salary (at a rate equal to the highest level of Base Salary Executive was paid in the year prior to his termination of employment), and (ii) 2 times his target Annual Bonus, payable in equal monthly installments (subject to applicable tax withholdings) over the twenty-four (24) consecutive month period which starts on the date Executive has a separation from service (within the meaning of § 409A of the Code), subject to Section 7.1(e) below;

(c) (1) Each outstanding and nonvested stock option granted to Executive by Carmike shall (notwithstanding the terms under which such option was granted) become fully vested and exercisable on the date Executive’s employment so terminates and each outstanding stock option shall (notwithstanding the terms under which such option was granted) remain exercisable for ninety (90) days, or if less, for the remaining term of each such option (as determined as if there had been no such termination of Executive’s employment), subject to the same terms and conditions as if Executive had remained employed by Carmike for such term or such period (other than any term or condition which gives Carmike the right to cancel any such option) and (2) any restrictions on any outstanding restricted stock grants to Executive by Carmike immediately shall (notwithstanding the terms under which such grant was made) expire and Executive’s right to such stock shall be non-forfeitable;

(d) Carmike shall continue for the period described in § 7.1(b) to provide to Executive the same health, dental and vision care coverage and life insurance coverage as Executive was provided under Carmike’s employee benefit plans, policies and practices on the day before Executive’s employment terminated or, at Executive’s election, on any date in the one (1) year period which ends on the date of such termination of employment; provided, however, Executive shall pay 100% of the cost of such coverage and Carmike shall reimburse Executive for Carmike’s portion of such cost as soon as practical after Executive pays such cost. Further, if Carmike cannot provide such coverage under Carmike’s employee benefit plans, policies or programs, either Carmike shall provide such coverage and benefits to Executive outside such plans, policies and programs at no additional expense or tax liability to Executive (with Executive paying 100% of the cost of such coverage and any tax liability and Carmike reimbursing

Executive for such tax liability and Carmike’s portion of such coverage as soon as practical after Executive pays such costs) or Carmike shall reimburse Executive for Executive’s cost to purchase such coverage and benefits and for any tax liability for such reimbursements. Executive at the end of the period described in § 7.1(b) shall have the right to elect healthcare continuation coverage under § 4980B of the Code and the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended, as if his employment had terminated at the end of such period; provided, however,

(e) If Executive is a “specified employee” for purposes of § 409A of the Code (as “specified employee” is defined in Treas. Regs. § 1.409A-1(i)), then each payment to which Executive is entitled under § 7.1(b) shall be delayed until the date which is six (6) months and one (1) day after the date Executive has a “separation from service” (as “separation from service” is defined in § 409A of the Code).

7.2 Other Termination. Should Executive’s employment terminate during the Term for any reason not governed by Section 7.1 above, or following the expiration of the Term, Executive shall be entitled only to compensation earned and all benefits and reimbursements due under this Agreement through the effective date of his termination; provided, however, that if Executive’s employment terminates during the Term as a result of his death or Disability, (1) each outstanding and nonvested stock option granted to Executive by Carmike shall (notwithstanding the terms under which such option was granted) become fully vested and exercisable on the date Executive’s employment so terminates and each outstanding stock option shall (notwithstanding the terms under which such option was granted) remain exercisable for one hundred eighty (180) days, or if less, for the remaining term of each such option (as determined as if there had been no such termination of Executive’s employment), subject to the same terms and conditions as if Executive had remained employed by Carmike for such term or such period (other than any term or condition which gives Carmike the right to cancel any such option) and (2) any restrictions on any outstanding restricted stock grants to Executive by Carmike immediately shall (notwithstanding the terms under which such grant was made) expire and Executive’s right to such stock shall be non-forfeitable.

7.3 No Increase in Other Benefits. If Executive’s employment terminates under the circumstances described in § 7.1, Executive expressly waives Executive’s right, if any, to have any payment made under § 7.1 taken into account to increase the benefits otherwise payable to, or on behalf of, Executive under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by Carmike.

7.4 Termination in Anticipation of a Change in Control. Executive shall be treated under 7.1 as if Executive had resigned for Good Reason during Executive’s Protection Period if:

(1) Executive resigns for what would have been Good Reason if his or her resignation had been tendered during his or her Protection Period,

(2) such resignation is effective at any time in the sixty (60) day period which ends on the date of a Change in Control, and

(3) there is a Change Effective Date for such Change in Control.

7.5 Asset Sales. If Carmike engages in a Change of Control under § 6.2(d) as a result of a sale or disposition of 50% or more of the assets or business of Carmike and the purchaser of such assets does not expressly agree to assume this Agreement and all of Carmike’s obligations under this Agreement as part of the asset purchase agreement, Executive shall have the right to resign as of the Change Effective Date of such Change in Control and such resignation shall be treated as a resignation for Good Reason during his Protection Period.

7.6 General Release. The separation benefit provided in § 7.1 shall be subject to Executive’s first signing a General Release of claims in a form reasonably acceptable to Carmike.

§ 8. Restrictive Covenants

8.1 No Solicitation of Suppliers or Vendors. Executive will not, during the Restricted Period, for purposes of competing with Carmike in the business of operating movie theatres and related concessions, solicit or seek to solicit on Executive’s own behalf or on behalf of any other person or entity, any other person or entity that directly or indirectly provides goods or services to Carmike, including the provision of movies, popcorn or other concession stand products, or the equipment to show movies and prepare popcorn and other concession stand products, and with whom Executive had a personal business interaction, at any time during the two (2) years immediately prior to the termination of Executive’s employment by Carmike.

8.2 Antipirating of Employees. Executive will not during the Restricted Period employ or seek to employ on Executive’s own behalf or on behalf of any other person, firm or corporation that engages, directly or indirectly, in exhibiting motion pictures, any person who was employed by Carmike in an executive, managerial, or supervisory capacity during the term of Executive’s employment by Carmike, with whom Executive had business dealings during the two (2) year period which ends on the date Executive’s employment by Carmike terminates (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by Carmike for a period of at least one (1) year.

8.3 Trade Secrets and Confidential or Proprietary Information. Executive hereby agrees that Executive will hold in a fiduciary capacity for the benefit of Carmike, and will not directly or indirectly use or disclose, any Trade Secret that Executive may have acquired during the term of Executive’s employment by Carmike for so long as such information remains a Trade Secret even if such information remains a Trade Secret after the expiration of the Restricted Period. Executive in addition agrees that Executive during the Restricted Period will hold in a fiduciary capacity for the benefit of Carmike, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such information) during the term of, in the course of, or as a result of Executive’s employment by Carmike.

8.4 Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of Carmike; and are a material inducement to Carmike to enter into this Agreement. Executive covenants that Executive will not challenge the enforceability of this Agreement nor will Executive raise any equitable defense to its enforcement.

8.5 Specific Performance. The provisions of § 8 shall survive the termination of this Agreement for any reason. Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that Carmike likely will have no adequate remedy at law if Executive shall fail to perform any of Executive’s obligations under this Agreement, and Executive therefore confirms that Carmike’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of Carmike. Accordingly, in addition to any other remedies that Carmike may have at law or in equity, Carmike will have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Executive, and notwithstanding § 10.2(b), below, Carmike will have the right to obtain preliminary and permanent injunctive relief in court to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive, and Executive submits to the jurisdiction of the courts of the State of Georgia for this purpose.

§ 9. Work Product and Inventions.

9.1 Works. Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, in connection with Executive’s services to Carmike (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of Carmike, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to Carmike all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with Carmike and to execute and deliver to Carmike, its successors and assigns, any assignments and documents Carmike requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints Carmike as his agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this § 9.1, Executive agrees that Carmike may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as Carmike, in its sole discretion, may determine.

9.2 Inventions and Ideas. Executive shall disclose promptly to Carmike (which shall receive it in confidence), and only to Carmike, any invention or idea of Executive in any way connected with Executive’s services or related to the business of Carmike, (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to Carmike any such invention or idea. Executive agrees to cooperate with Carmike and sign all papers deemed necessary by Carmike to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm Carmike’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Carmike as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.

§ 10. Miscellaneous Provisions

10.1 Assignment. This Agreement is for the personal services of Executive, and the rights and obligations of Executive under this Agreement are not assignable in whole or in part by Executive without the prior written consent of Carmike. This Agreement is assignable in whole or in part to any parent, subsidiaries, or affiliates of Carmike, but only if such person or entity is financially capable of fulfilling the obligations of Carmike under this Agreement.

10.2 Disputes.

(a) Governing Law and Courts. This Agreement will be governed by and construed under the laws of the State of Georgia (without reference to the choice of law principles under the laws of the State of Georgia). Executive consents to jurisdiction and venue in the state and federal courts in the State of Georgia for any action arising from a dispute under this Agreement, and for any such action brought in such a court, expressly waives any defense Executive might otherwise have based on lack of personal jurisdiction or improper venue, or that the action has been brought in an inconvenient forum.

(b) Arbitration. Carmike shall have the right to obtain an injunction or other equitable relief in court arising out of Executive’s breach of the provisions of § 8 of this Agreement. However, any other controversy or claim arising out of or relating to this Agreement or any alleged breach of this Agreement shall be settled by binding arbitration in Columbus, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the highest state or federal court having jurisdiction over such award. In the event of the termination of Executive’s employment, his or her sole remedy shall be arbitration under this § 10.2(b) and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Agreement. No punitive damages may be awarded to Executive. Carmike shall be responsible for paying all reasonable fees of the arbitrator.

10.3 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.4 Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference to a section (§) shall be to a section (§) of this Agreement unless there is an express reference to a section (§) of the Code or the Exchange Act, in which event the reference shall be to the Code or to the Exchange Act, whichever is applicable.

10.5 Attorneys Fees. If any action at law or in equity is necessary for Executive to enforce or interpret the terms of this Agreement with respect to claims related to his Protection Period, Carmike shall pay Executive’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action, and such fees and expenses shall be paid on the date which is six (6) months and one (1) day after the date Executive has a “separation from service” (as “separation from service” is defined in Treas. Regs. § 1.409A-1(h)). To the extent that attorneys’ fees or expenses are incurred with respect to claims related to Executive’s Protection Period after such payment date, Carmike shall pay such additional fees and expenses on the first business day of each month following the date which is six (6) months and one (1) day after the date Executive has a separation from service. However, no payments shall be made after the third anniversary of the date the last applicable statute of limitations has run, and no payments shall be made for any expenses for a calendar year if Carmike cannot reasonably reimburse such expenses before December 31 of the following calendar year. If any other action is taken with respect to this Agreement, Carmike shall bear its own attorneys’ fees and expenses and Executive shall bear Executive’s own attorneys’ fees and expenses.

10.6 Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Carmike and Executive.

10.7 Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

10.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement of Carmike and Executive with respect to the transactions contemplated in this Agreement, and this Agreement supersedes all prior understandings and agreements between Carmike and Executive with respect to such transactions. The provisions of Sections 8, 9 and 10 of this Agreement shall survive the termination thereof in accordance with their terms.

10.9 Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, and other property or information delivered to or compiled by Executive by or on behalf of Carmike or its representatives, vendors or customers shall be and remain the property of Carmike, and be subject at all times to its discretion and control. Upon the request of Carmike and, in any event, upon the termination of Executive’s employment with Carmike, Executive shall deliver all such materials to Carmike.

10.10 Notices. Any notice required under this Agreement to be given by either Carmike or Executive will be in writing and will be deemed effectively given upon personal delivery to the party to be notified or five (5) days after deposit with the United States post office by registered or certified mail, postage prepaid, to the other party at the address set forth below or to such other address as either party may from time to time designate by ten (10) days advance written notice pursuant to this § 10.10. Any such written notice shall be directed as follows:

If to Carmike:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: General Counsel

If to Executive:

To Executive at his or her most recent

address provided by Executive to Carmike

10.11 Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, Carmike and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns, subject, however, to the provisions in § 10.1 of this Agreement.

10.12 Compliance with § 409A of the Code. To the extent this Agreement is subject to § 409A of the Code, the Executive and Carmike intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. To the extent necessary to avoid adverse tax consequences under § 409A of the Code, the timing of any payment under this Agreement shall be delayed by six months and one day in a manner consistent with § 409A(a)(2)(B)(i) of the Code.”

IN WITNESS WHEREOF, Carmike and Executive have executed this Agreement effective as of this 4th day of June, 2009.

CARMIKE CINEMAS, INC.

By:
Lee Champion
Senior Vice President, General Counsel and Secretary

EXECUTIVE

S. David Passman III